Exhibit 4

THE ALLSTATE CORPORATION

DEFERRED COMPENSATION PLAN

AMENDED AND RESTATED AS OF

January 1, 2019

ARTICLE I

DESIGNATION OF PLAN AND DEFINITIONS

1.1                            TITLE AND PURPOSE

(a)                   Title. This Plan shall be known as “The Allstate Corporation Deferred Compensation Plan.”

(b)                      Purpose. This Plan was established by The Allstate Corporation for the purpose of providing deferred compensation for eligible employees. The Plan is intended to be an unfunded plan maintained for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974 (“ERISA”). With respect to amounts deferred on or after January 1, 2005, this Plan is intended to be a nonqualified deferred compensation plan maintained in conformity with the requirements of Internal Revenue Code Section 409A and shall be interpreted accordingly.

(c)                       Effective Date and Plan History. The Plan was adopted by Allstate Insurance Company effective January 1, 1995. The Plan was amended and restated by the Company, effective January 1, 1996, November 11, 1997, September 1, 1999, November 1, 2000, November 1, 2001, June 1, 2002, October 7, 2002, May 28, 2004, December 31, 2008, July 31, 2009, January 1, 2011, January 1, 2013, January 1, 2014, January 1, 2015, January 1, 2018, and January 1, 2019. The terms of this Plan are effective for all benefits under the Plan that are not fully distributed as of January 1, 2005, except that actions taken on or after January 1, 2005 and prior to December 31, 2008, are subject to the terms of the then existing Plan and, as applicable, a reasonable and good faith interpretation of Code Section 409A and the transition guidance provided thereunder.

1.2                            GENERAL DEFINITIONS

Unless expressly stated otherwise, the following definitions will apply:

(a)                       “Account” shall mean nominal bookkeeping entries made to state the balance of a Participant’s benefit under the Plan. A Participant’s benefit under the Plan shall be comprised of the total of all sub-accounts, which may include a Pre-2005 Sub-Account, a 2005-2017 Sub-Account, and Post-2017 Sub-Accounts.  “Account”

shall also mean any amounts deferred by a Participant, as adjusted for earnings and debits, under The Allstate Corporation Deferred Compensation Plan for Employee Agents and The Allstate Corporation Deferred Compensation Plan for Independent Contractor Exclusive Agents.

(b)                    “Beneficiary” or “Contingent Beneficiary” shall mean the person or persons last designated in writing by the Participant to the Committee, in accordance with Section 8.4 of this Plan.

(c)                     “Board” shall mean the Board of Directors of the Company.

(d)                   “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, including regulations and guidance of general applicability issued thereunder.

(e)                     “Committee” shall mean the Committee appointed by the Board of Directors pursuant to Article VI of this Plan, and shall mean those persons to whom the Committee has delegated administrative duties pursuant to Section 6.1(g).

(f)                      “Company” shall mean The Allstate Corporation.

(g)                    “Compensation” shall mean all of the items included in the term “Annual Compensation” as that term is defined in the Allstate Retirement Plan sponsored by the Company without regard to the annual compensation limit imposed by Code Section 401(a)(17).

(h)                    “Compensation Floor” shall be the compensation limit in effect pursuant to Code Section 401(a)(17) for a Plan Year.

(i)                        “Controlled Group” shall mean any corporation or other business entity which is included in a controlled group of corporations, within the meaning of Section 1563(a)(i) of the Code, within which the Company is also included.

(j)                        “Current Plan Year” shall mean the Plan Year in which amounts are deferred pursuant to a valid deferral election, in accordance with Section 2.2.

(k)                    “Eligible Compensation” shall mean the greater of (i) an Employee’s projected  Compensation based on his or her Compensation for the month ending on December 31 of the Prior Plan Year, annualized in such manner as the Committee shall determine; (ii) an Employee’s projected annualized base salary based on his or her Compensation for the month ending on December 31 of the Prior Plan Year, annualized in such manner as the Committee shall determine; or (iii) an Employee’s Compensation for the calendar year two years before a Plan Year. For purposes of this definition, “Compensation” shall not include any bonus amounts paid on a monthly, quarterly or other nonannual basis.

(l)                        “Eligible Employee” shall mean any Employee who the Committee determines shall be eligible to participate in the Plan and whose (i) Eligible Salary is expected to exceed the Compensation Floor, or (ii) Eligible Compensation is expected to exceed the Compensation Floor for the Plan Year and, therefore, is eligible to make a deferral under Article II of this Plan.

(m)                “Eligible Salary” shall mean an Employee’s base salary during the Prior Plan Year annualized in such manner as the Committee shall determine, plus any bonus amounts paid on a monthly, quarterly or other nonannual basis included as Compensation during the Prior Plan Year up through the date the Employee’s eligibility is determined, as set forth by the Committee.

(n)                    “Employee” shall mean any regular, full-time employee of the Employer, but shall in no event include persons classified as agents. If a person is not considered to be an “Employee” for purposes of Plan eligibility, a later change in the person’s status, even if the change in status is applicable to prior years, will not have a retroactive effect for Plan purposes.

(o)                    “Employer” shall mean the Company, Allstate Insurance Company, Allstate New Jersey Insurance Company, Esurance Insurance Services, Inc., SquareTrade, Inc., and any other entity within the Controlled Group that adopts the terms of the Plan, as agreed to by the entity’s Board of Directors, with the approval of the Committee.

(p)                    “Hardship” shall apply only to a Participant’s Pre-2005 Sub-Account and shall mean a distribution that would satisfy the requirements of Code Section 401(k)(2)(B)(i)(IV) from a tax-qualified plan maintained by an Employer, with the approval of the Committee.

(q)                    “Incentive” shall mean the amount actually payable to a Participant under an annual cash incentive program sponsored by the employer. An Incentive earned during a Plan Year becomes payable in the calendar year next following the Plan Year. Any bonus amounts earned for periods of less than 12 months or that are payable to a

Participant on a monthly, quarterly or any other nonannual basis under any cash incentive or award program shall not be considered an Incentive under this Plan.

(r)                       “Investment” shall mean the elections made by Participants, as allowed for in Section 4.3 of the Plan, to allocate and reallocate deferrals and Account balances among the Investment Options, together with accruals and adjustments reflecting the hypothetical experience of the Investment Options.

(s)                      “Investment Options” shall mean the notional investment options designated by the Committee from time to time in which Investments may be made.

(t)                       “Participant” shall mean an Eligible Employee who has an Account balance in the Plan.

(u)                    “Plan” shall mean The Allstate Corporation Deferred Compensation Plan as set forth herein, and as amended from time to time in accordance with Article VII hereof.

(v)                    “Plan Year” shall mean the fiscal year of the Company, which is a calendar year.

(w)                “Post-2017 Sub-Accounts” shall mean nominal bookkeeping sub-accounts of the Participant’s Account established after 2017 for each distribution election filed by the Participant pursuant to Section 5.1(c), used to measure and determine the amount to be paid to a Participant under the Plan. Each Post-2017 Sub-Account shall reflect the balance of (i) Compensation deferred by a Participant with respect to any calendar year after 2017 as adjusted pursuant to Article IV of the Plan and (ii) earnings and losses on amounts contributed pursuant to (i) of this subsection, as provided in Article IV.

(x)                    “Pre-2005 Sub-Account” shall mean a nominal bookkeeping sub-account of the Participant’s Account established to state the balance of (i) Compensation that was fully earned and vested prior to January 1, 2005, and deferred by a Participant under the terms of the Plan then in effect; (ii) any cash amounts automatically directed to this Plan and fully earned and vested prior to January 1, 2005 by action of the Board of Directors of The Allstate Corporation or a committee thereof; and (iii) subsequent earnings and losses on amounts contributed pursuant to (i) and (ii) of this subsection, pursuant to Article IV.

(y)                    “Prior Plan Year” shall mean the Plan Year immediately preceding the Current Plan Year.

(z)                     “Separation from Service” shall mean the termination of employment or cessation or reduction of services by a Participant that results in a distribution as specifically defined and determined under Article V of the Plan. “Separation from Service” shall have distinct meanings with respect to the Pre-2005 Sub-Account, and the 2005-2017 and Post-2017 Sub-Accounts, as set forth in Article V of the Plan.

(aa)              “2005-2017 Sub-Account” shall mean a nominal bookkeeping sub-account of the Participant’s Account established to state the balance of (i) Compensation deferred by a Participant under the Plan on or after January 1, 2005, but before January 1, 2018, as adjusted pursuant to Article IV of the Plan, (ii) any cash amounts automatically directed to this Plan on or after January 1, 2005, but before January 1, 2018, by action of the Board of Directors of The Allstate Corporation or a committee thereof; and (iii) earnings and losses on amounts contributed pursuant to (i) and (ii) of this subsection, pursuant to Article IV.

(bb) “Unforeseeable Financial Emergency” shall apply only to a Participant’s 2005-2017 Sub-Account and Post-2017 Sub-Accounts and shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), 152(b)(2) and 152(d)(1)(B) of the Code); loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant; but shall not include any of the foregoing to the extent such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not cause severe financial hardship), or by cessation of deferrals under the Plan. In making its determination, the Committee shall be guided by the prevailing authorities applicable under the Code so as to result in the Participant not being in constructive receipt or subject to penalties under Code Section 409A with respect to any distribution or cancellation of a deferral due to an Unforeseeable Financial Emergency.

(cc) “Valuation Date” shall mean the last day of each Plan Year and any other date that the Company, in its sole discretion, designates as a Valuation Date.

ARTICLE II

PARTICIPATION

2.1                            PARTICIPATION AND DEFERRAL ELECTIONS

An Eligible Employee shall become a Participant upon the filing of an election to defer base salary or Incentive and shall continue as a Participant until his or her Account has been fully paid pursuant to the provisions of Article V. An election to defer base salary or Incentives shall specify the percentage of compensation to be deferred under the Plan for a Plan Year, the timing for payment, and the form of payment. An election to defer base salary or Incentive shall be filed in the manner and at the time that the Committee may specify in its discretion from time to time.

2.2                            TIMING OF DEFERRAL ELECTIONS

(a)                 In no event shall a Participant be permitted to make a deferral election with respect to his or her base salary after December 31 of the calendar year preceding the Plan Year in which such deferral election shall take effect. All elections to defer base salary for a Plan Year shall be irrevocable as of December 31 of the preceding Plan Year (or such earlier date as may be determined by the Committee from time to time) and, therefore, may not be changed by either the Committee or the Participant after December 31 (or such earlier date, if applicable).

(b)                An election to defer Incentive shall be filed no later than December 31 of the calendar year preceding the Plan Year in which services are first performed with respect to such Incentive, unless the Committee determines that a Participant’s Incentive constitutes “performance-based compensation” within the meaning of Code Section 409A. In such case, the Committee may establish a later date for the filing of Incentive deferral elections; provided that, as of such date established by the Committee, Incentive is not readily ascertainable within the meaning of Code Section 409A, and further provided that such date shall in no event be later than 6 months prior to the end of the applicable performance period for such Incentive.  Such deferral election shall be irrevocable as of the filing date established by the

Committee.

(c)                 Any newly hired Employee, not subject to Section 2.2(d), who becomes an Eligible Employee during the Plan Year, may participate in the Plan for the remainder of such Plan Year if he or she elects to do so no later than 30 days following the date he or she becomes an Eligible Employee. Elections made by Employees who become Eligible Employees during the Plan Year will be effective on the first of the month following the date their election is received in the manner specified by the Committee. If an Eligible Employee fails to make an election, such failure will be deemed an election not to become a Participant for the Plan Year.

(d)               An Employee who is rehired after having previously been a Participant will not become eligible to participate in the Plan for a period of 24 months following the date of Separation from Service. An Employee who was previously a participant in a plan aggregated with this Plan under Code Section 409A and separated from service within the meaning of Code Section 409A will not become eligible to participate in the Plan for a period of 24 months following the date of such separation from service. Such Employees may elect to make a deferral election with respect to Compensation earned after the January 1 following the expiration of this 24-month period in accordance with Sections 2.2(a) and (b).

(e)                 “Evergreen” Deferral Elections.  If a Participant fails to make a deferral election for a given Plan Year as provided in this Section 2.2, such Participant’s deferral election for that Plan Year shall be deemed to be zero, unless the Committee exercises its discretion to establish rules under which deferral elections shall remain in effect for all succeeding Plan Years in which the Participant is eligible to make a deferral election, subject to and in accordance with Code Section 409A.

(f)                  Hardship and Unforeseeable Financial Emergency.  Notwithstanding the other provisions of this Section 2.2, the Committee may in its sole discretion cancel all outstanding deferral elections of a Participant and prohibit the Participant from making a deferral election for the next Plan Year if the Participant experiences a Hardship or upon the Committee’s determination that the Participant has experienced an Unforeseeable Financial Emergency. Any subsequent election to defer shall be subject to the terms of this Section 2.2(a), (b), and (e).

ARTICLE III

DEFERRALS

3.1                            AMOUNT OF DEFERRAL

(a)                   Elections made pursuant to Section 2.2 to defer base salary shall be made in whole number percentages up to 80% and shall apply only to base salary payable on or after the Participant has earned Compensation in the Plan Year equal to the Compensation Floor for the Plan Year.

(b)                  Elections made pursuant to Section 2.2(b) to defer Incentive shall be made in whole number percentages up to 100%. If a Participant’s Compensation (determined solely for this purpose on an annualized basis as of the date that such election becomes irrevocable pursuant to Section 2.2(b)) does not exceed the Compensation Floor, the election to defer Incentive shall be reduced dollar for dollar until the total of such Compensation and the Incentive that is not deferred and is payable to the Participant equals the Compensation Floor.

3.2                            EFFECTIVE DATE OF DEFERRAL

Compensation deferred shall be credited to a Participant’s Account by bookkeeping entry as set forth in Section 4.2.

3.3                            USE OF AMOUNTS DEFERRED

Amounts credited to Accounts shall be a part of the general funds of the Company, shall be subject to all the risks of the Company’s business, and may be deposited, invested or expended in any manner whatsoever by the Company.

ARTICLE IV

ACCOUNTS AND VESTING

4.1                            ESTABLISHMENT OF ACCOUNT

The Committee shall establish, by bookkeeping entry on the books of the Company, an Account for each Participant. Accounts shall not be funded in any manner.

4.2                            CONTRIBUTIONS TO ACCOUNT

The Committee shall cause deferred Compensation to be credited by bookkeeping entry to each Participant’s Account as of the last day of the month in which the Compensation or any cash amounts automatically directed to this Plan otherwise would have been payable to the Participant, or as soon thereafter as is administratively practicable.

4.3                            MAINTENANCE OF ACCOUNT BALANCES - INVESTMENT

(a)                 A Participant may make an Investment with respect to amounts in his or her Account. Each Investment shall be made in accordance with procedures established by the Committee and shall specify that portion of the Participant’s deferrals on the date of such election to be invested in each Investment Option. In its sole discretion, the Committee may change any of the Investment Options it has designated for a Plan Year or Years. Investments of deferrals must be made in whole percentage increments.

Each Account shall be adjusted, as applicable, to apply contributions, dividend equivalents, investment gains and losses net of any Plan administration and investment expenses, and distributions in accordance with procedures as established from time to time by the Committee. All such adjustments shall be bookkeeping entries reflecting hypothetical experience for the Investment Options in which Investments are made.

(b)                A Participant may change his Investment elections at such time and in such manner, and with respect to such existing Account balances and future contributions, as the Committee shall determine; any such changes to be effective only in accordance with such procedures as established from time to time by the Committee. Any reallocations of existing Account balances must be made in whole percentage increments. A reallocation election will become effective as set forth in Plan procedures. Any reallocations of existing Account balances made under this Plan will simultaneously apply to any amounts the Participant may have deferred under either The Allstate Corporation Deferred Compensation Plan for Employee Agents or The Allstate Corporation Deferred Compensation Plan for Independent Contractor Exclusive Agents.

4.4                            VESTING

A Participant shall be fully vested in his or her Account at all times, subject to Sections 3.3, 8.2 and 8.3.

ARTICLE V

PAYMENTS

5.1                            EVENTS CAUSING ACCOUNTS TO BECOME DISTRIBUTABLE

(a)                               Pre-2005 Sub-Account. All references to “Account” in this Section 5.1(a) shall refer solely to the portion of a Participant’s Account, if any, that is the Pre-2005 Sub-Account.

(1)                      A Participant’s Account shall become distributable upon notification to the Plan of the Participant’s Separation from Service or, at the election of the Participant pursuant to Section 5.3(a), in one of the first through fifth years after Separation from Service. In either event, the Participant may elect to receive payment in a lump sum or in annual installments as provided in Section 5.3(a).

For purposes of this Section 5.1(a), “Separation from Service” shall mean the termination of a Participant’s employment with any company in the Controlled Group for any reason whatsoever, including retirement, resignation, dismissal or death, but does not include a transfer of status to an employee agent or to an Exclusive Agent Independent Contractor or Exclusive Financial Specialist Independent Contractor for Allstate Insurance Company, Allstate New Jersey Insurance Company, Allstate Life Insurance Company or for any other member of the Controlled Group. “Separation from Service” shall also mean the subsequent termination of any Exclusive Agent Independent Contractor or Exclusive Financial Specialist Independent Contractor agreement, unless such termination results from acceptance of employment with any member of the Controlled Group.

(2)                      That portion of a Participant’s Account determined to be necessary to alleviate a demonstrated Hardship shall become distributable upon the date of such determination, subject to Section 5.2.

(3)                      Effective September 1, 1999, a Participant may at any time irrevocably elect to receive a distribution of his or her entire Account balance, subject to the forfeiture to the Company of 10% of such Account balance (a “100% In-Service Withdrawal”) provided that any deferral election for the current Plan Year will continue subject to Section 2.2(a) and the Participant may not elect to defer any base salary or Incentives earned during the next succeeding Plan Year (“Suspension Period”). If a Participant elects a 100% In-Service Withdrawal after the enrollment period for the next succeeding Plan Year and before the end of the current Plan Year, then any deferral election for base salary or Incentives earned during the next succeeding Plan Year will be cancelled. The Participant’s Account balance shall become distributable subject to Section 5.2 following the date of such election.

(4)                      In the event of a Participant’s death prior to distribution of his or her entire Account balance, the remaining Account balance shall become distributable following the date on which all events have occurred which entitle the Beneficiary or Beneficiaries to payment.

(b)                              2005-2017 Sub-Account. Distributions of the 2005-2017 Sub-Account shall be made (in the case of a lump sum) or commence (in the case of up to 10 installments) on the first day of the first calendar month that commences after the six-month anniversary of the Participant’s Separation from Service. Unless otherwise specified pursuant to Section 5.3, distributions shall be in the form of a single lump sum payment. For purposes of this Section 5.1(b), “Separation from Service” shall mean a termination of employment upon which a Participant ceases performing services for all entities within the Controlled Group. Notwithstanding, a Separation from Service shall also include a reduction in a Participant’s rate of services to any such entity that is reasonably anticipated to be a permanent reduction to a rate that is 20% or less of the average rate of services performed by the Participant in the 36 months prior to such reduction. If a Participant ceases or reduces services under a bona fide leave of absence, a Separation from Service occurs after the close of the six-month anniversary of such leave; provided, however, that if the Participant has a statutory or contractual right to reemployment, the Separation from Service shall be delayed until the date that the Participant’s right ceases or, if the Participant resumes services, until the Participant subsequently Separates from Service. For purposes of determining whether a Participant has a Separation from Service, services taken into account shall include services performed for the Company as an independent contractor but not services performed as a non-employee member of the board of directors of any entity within the Controlled Group. Determination of whether a Separation from Service occurs shall be made in a manner that is consistent with Treas. Reg. 1.409A-1(h).

(c)                               Post-2017 Sub-Accounts. Distributions of Post-2017 Sub-Accounts shall be as follows based on the Participant’s election. A Participant’s election shall specify how the percentage of Compensation to be deferred under the Plan for a Plan Year shall be allocated among one or more of the following distribution events:

(1)                              In the case of a lump sum distribution, a Participant may elect a distribution:

i.                     on the first day of the first calendar month that commences after the six-month anniversary of the Participant’s Separation from Service;

ii.                 on January 1 of the fifth year following the Participant’s Separation from Service; or

iii.             on January 1 of a year that is subsequent to the year in which the Compensation deferred under the terms of the Plan would otherwise have been payable to such Participant. A Participant may only have two different deferral year elections outstanding at any time pursuant to this subsection iii. If the date the Participant elected pursuant to this subsection iii. has not occurred at the date of the Participant’s Separation from Service, payments will commence as provided in subsection (c)(1)i.

(2)                              In the case of installment payments, a Participant may elect up to 5 annual installments to commence:

i.                     no earlier than the first day of the first calendar month that commences after the six-month anniversary of the Participant’s

Separation from Service. Subsequent installment payments shall be paid on January 1 of each succeeding calendar year, but in no event later than the end of each succeeding calendar year;

ii.                 on January 1 of the fifth year following the Participant’s Separation from Service. Succeeding payments shall generally be made on January 1 of each succeeding calendar year, but in no event later than the end of each succeeding calendar year.

Notwithstanding the provisions of Section 5.3(b), the amount to be distributed in each installment payment shall be determined by dividing the value of the Participant’s Post-2017 Sub-Account for the specific installment distribution election as of the Valuation Date preceding the date of each distribution by the number of installments remaining to be made, in accordance with rules established by the Committee.

Unless otherwise specified pursuant to Section 5.3, distributions shall be in the form of a single lump sum payment on the first day of the first calendar month that commences after the six-month anniversary of the Participant’s Separation from Service. For purposes of this Section 5.1(c), “Separation from Service” shall mean a termination of employment upon which a Participant ceases performing services for all entities within the Controlled Group. Notwithstanding, a Separation from Service shall also include a reduction in a Participant’s rate of services to any such entity that is reasonably anticipated to be a permanent reduction to a rate that is 20% or less of the average rate of services performed by the Participant in the 36 months prior to such reduction. If a Participant ceases or reduces services under a bona fide leave of absence, a Separation from Service occurs after the close of the six-month anniversary of such leave; provided, however, that if the Participant has a statutory or contractual right to reemployment, the Separation from Service shall be delayed until the date that the Participant’s right ceases or, if the Participant resumes services, until the Participant subsequently Separates from Service. For purposes of determining whether a Participant has a Separation from Service, services taken into account shall include services performed for the Company as an independent contractor but not services performed as a non-employee member of the board of directors of any entity within the Controlled Group. Determination of whether a Separation from Service occurs shall be made in a manner that is consistent with Treas. Reg. 1.409A-1(h).

(d)                             In the event of a Participant’s death prior to the full distribution of his or her 2005-2017 Sub-Account or a Post-2017 Sub-Account, the undistributed Account shall be distributed to the Participant’s Beneficiary by December 31 of the calendar year following the year of death.

(e)                               The Committee retains sole discretion to determine whether and to what extent all or any portion of the 2005-2017 Sub-Account or a Post-2017 Sub-Account may be payable on account of an Unforeseeable Financial Emergency. If the Committee determines that such distribution shall be made, payment shall be made within 30 days of the determination of Unforeseeable Financial Emergency and the Committee may, in its discretion, determine how any partial distribution of the 2005-2017 Sub-Account or a Post-2017 Sub-Account shall be allocated among the hypothetical Investment Options applicable to such Sub-Account.

(f)                                Payment Dates. If a payment is due on a nonbusiness day or a federal or state holiday, such payment shall be due on the next succeeding business day.

5.2                            NOTICE OF ACCOUNT PAYMENT AND COMMENCEMENT OF DISTRIBUTION FOR PRE-2005 SUB-ACCOUNTS

The Committee or its appointed representative shall notify a Participant or Beneficiary, as the case may be, as soon as practicable after the first day of the month next following the date on which the Pre-2005 Sub-Account becomes distributable, that he or she is entitled to receive payment from the Pre-2005 Sub-Account, the balance of which shall be computed as of the close of business on the last day of the month in which the Pre-2005 Sub-Account becomes distributable. Distribution of Pre-2005 Sub-Account balances shall commence as soon as practicable after the first day of the month next following the date on which the Pre-2005 Sub-Account becomes distributable.

5.3                            FORM OF PAYMENT

(a)                 Except as provided in paragraphs (c) and (d) of this Section 5.3 and Article VIII hereof, payments of Account balances to a Participant shall be in the form of one lump sum payment or annual cash installment payments over a minimum of two and a maximum of 10 years with respect to the Pre-2005 Sub-Account and the 2005-2017 Sub-Account, or over a minimum of two and a maximum of five years with respect to a Post-2017 Sub-Account, at the election of the Participant.

The provisions of this Section 5.3 apply separately to the Pre-2005 Sub-Account, the 2005-2017 Sub-Account, and each Post-2017 Sub-Account and, accordingly, different forms of payments may be made from each such sub-account.

(b)                The amount of each annual installment payable to a Participant who has elected to receive installment payments shall be as follows: The first annual installment payment shall, for a Participant who has elected to receive installment payments commencing upon his or her Separation from Service, be computed as of the close of business on the last day of the month preceding the month in which the Account becomes distributable, and the amount of such payment shall equal his or her Account balance as of such date, divided by the number of installments including the one being paid. The first annual installment payment shall, for a Participant who has elected to receive installment payments commencing in one of the first through fifth years after Separation from Service, be computed as of the close of the last business day of the year preceding the year in which the Account balance becomes distributable, and the amount of such payment shall equal his or her Account balance as of such date, divided by the number of installments including the one being paid. Each subsequent installment payment shall be computed as of the close of the last business day of the year thereafter, and the amount of each subsequent payment shall equal his or her remaining Account balance, divided by the number of remaining installments including the one being paid. Investment gains or losses and other adjustments shall continue with respect to the entire unpaid Account balance, as provided in Section 4.3.

(c)                 In the event of a Participant’s death prior to distribution of his or her entire Account balance, the remaining Account balance shall be paid in a lump sum to the Participant’s Beneficiary or Beneficiaries, subject to Sections 5.1(a)(4) and 5.1(d).

(d)               Notwithstanding the provisions of paragraphs (a) and (b) above, if the Account balance is $5,000 or less on any date a payment is to be made to a Participant, the payment shall be the remaining unpaid Account balance.

5.4                            DISTRIBUTION ELECTION

(a)                 Each Participant shall elect his or her desired form of payment, in accordance with procedures established by the Committee, at the time of his or her initial participation election set forth in Section 2.1.

(b)                This Section 5.4(b) shall apply solely with respect to Pre-2005 Sub-Accounts.  Except for distribution elections under Section 5.1(a)(3), each Participant may from time to time revise the terms of distribution of the Participant’s Account, in accordance with the procedures established by the Committee, provided that (i) the revised notice of the desired form of payment shall be made by the Participant no less than twelve months prior to the date on which payment is to commence, but in any event no later than the day before the date of the Participant’s Separation from Service and (ii) in any event, distribution of the Participant’s Account shall not commence earlier than twelve months after the Participant’s revised notice of the desired form of payment is made.

(c)                 This Section 5.4(c) shall apply solely with respect to the 2005-2017 Sub-Account and Post-2017 Sub-Accounts. Installments with respect to the 2005-2017 Sub-Account shall be paid only if a Participant filed an irrevocable election to receive installment payments in a manner acceptable to the Committee on or before the later of December 31, 2008, or the date of the Participant’s initial election to defer base salary or Incentive under the Plan, which date shall not be later than December 31, 2016. Installments with respect to each Post-2017 Sub-Account shall be paid only if a Participant filed an irrevocable election to receive installment payments in a manner acceptable to the Committee on or before the December 31 of the year before the Plan Year to which the election to defer base salary or Incentive under the Plan relates (except as otherwise provided in Section 2.2(b) and (c)). Installment payments shall be treated as a right to a series of separate payments for purposes of Code Section 409A.

ARTICLE VI

ADMINISTRATION

6.1                            GENERAL ADMINISTRATION; RIGHTS AND DUTIES

The Board shall appoint the Committee, which, subject to the express limitations of the Plan, shall be charged with the general administration of the Plan on behalf of the Participants. The Committee shall also be responsible for carrying out its provisions, and shall have all powers necessary to accomplish those purposes, including, but not by way of limitation, the following:

(a)                 To construe and interpret the Plan;

(b)                To compute the amount of benefits payable to Participants;

(c)                 To authorize all disbursements by the Company of Account balances pursuant to the Plan;

(d)               To maintain all the necessary records for the administration of the Plan;

(e)                 To make and publish rules for administration and interpretation of the Plan and the transaction of its business;

(f)                  To make available to each Participant the current value of his or her Account;

(g)                To delegate the administration of the Plan in accordance with its terms to officers or employees of the Company, of Allstate Insurance Company or of an independent consultant retained by the Committee who the Committee believes to be reliable and competent. The Committee may authorize officers or employees of the Company or of Allstate Insurance Company to whom it has delegated duties under the Plan to appoint other persons to assist the delegate in administering the Plan; and

(h)                To refuse to accept the deferral of amounts the Committee or its delegate considers too small to be administratively feasible.

The determination of the Committee as to any disputed question or controversy shall be conclusive.

6.2                            CLAIMS PROCEDURES

Each Participant or Beneficiary (for purposes of this Section 6.2. referred to as a “Claimant”) may submit a claim for benefits to the Committee (or other person designated by the Committee) in writing in such form as is permitted by the Committee. A Claimant shall have no right to seek review of a denial of benefits, or to bring any action in any court to enforce a claim for benefits, prior to his filing a claim for benefits and exhausting his rights to review in accordance with this Section 6.2.

A properly filed claim for benefits shall be evaluated and the Claimant shall be notified in writing of the approval or the denial within 90 days after the receipt of such claim unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period, and such notice shall specify the special circumstances requiring an extension and the date by which a final decision will be reached (which date shall not be later than 180 days after the date on which the claim was filed). Written notice to a Claimant shall advise whether the claim is granted or denied, in whole or in part, and if denied, shall contain (1) the specific reasons for the denial, (2) references to pertinent Plan provisions on which the denial is based, (3) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary, and (4) the Claimant’s rights to seek a review of the denial.

If a claim is denied, in whole or in part, the Claimant shall have the right to request that the Committee (or person designated by the Committee) review the denial, provided that he files a written request for review with the Committee within 60 days after the date on which he received written notice of the denial. A Claimant (or his duly authorized representative) may review pertinent documents and submit issues and comments in writing to the Committee. Within 60 days after a request for review is received, the review shall be made and the Claimant shall be advised in writing of the decision on review, unless special circumstances require an extension of time for processing the review, in which case the Claimant shall, within such initial 60-day period, be given a written notice specifying the reasons for the extension and when such review shall be completed (provided that such review shall be completed within 120 days after the date on which the request for review was filed). The decision on review shall be forwarded to the Claimant in writing and shall include specific reasons for the decision and references to Plan provisions upon which the decision is based. A decision on review shall be final and binding on all persons for all purposes.

ARTICLE VII

PLAN AMENDMENTS AND TERMINATION

7.1                            AMENDMENTS

The Company shall have the right to amend this Plan from time to time by resolutions of the Board or by the Committee, and to amend or rescind any such amendments; provided, however, that no action under this Section 7.1 shall in any way reduce the amount of Compensation deferred or reduce the value of any Account. All amendments shall be in writing and shall be effective as provided subject to the limitations in this Section 7.1.

7.2                            TERMINATION OF PLAN

The Company expects that the Plan will continue indefinitely but continuance of the Plan is not a contractual or other obligation of the Company. The Company reserves its right to discontinue the Plan at any time by resolution of the Board; however, no such action shall reduce the value of an Account or result in a distribution that does not conform to the requirements of Code Section 409A.

ARTICLE VIII

MISCELLANEOUS

8.1                            NOTIFICATION TO COMMITTEE

Any election made or notification given by a Participant pursuant to this Plan shall be made in accordance with procedures established by the Committee or its designated representative, and shall be deemed to have been made or given on the date received by the Committee or such representative.

8.2                            PARTICIPANT’S EMPLOYMENT

Participation in this Plan shall not give any Participant the right to be retained in the employ of the Company, Allstate Insurance Company or of any member of the Controlled Group, or any other right or interest other than as herein provided. No Participant or Employee shall have any right to any payment or benefit except to the extent provided in this Plan. Allstate Insurance Company and the members of the Controlled Group expressly reserve the right to dismiss any Participant without any liability for any claim against any of them, except to the extent expressly provided herein.

8.3                            STATUS OF PARTICIPANTS

This Plan shall create only a contractual obligation on the part of the Company and shall not be construed as creating a trust or other fiduciary relationship with Participants. Participants will have only the rights of general unsecured creditors of the Company with respect to Compensation deferred and investment gains and losses credited to their Accounts.

8.4                            BENEFICIARIES AND CONTINGENT BENEFICIARIES

(a)                               Beneficiary Designation. Each Participant shall, in accordance with procedures established by the Committee, designate one or more persons or entities (including a trust or trusts or his or her estate) to receive distribution of his or her Account that are not distributed prior to the Participant’s death. The Participant may also designate a person or persons as a Contingent Beneficiary who shall succeed to the rights of the person or persons originally designated as Beneficiary, in case the latter should die. The Participant may from time to time change any designation of Beneficiary or Contingent Beneficiary so made, by submitting a new designation in accordance with procedures established by the Committee. The last valid designation made by a Participant under the Plan, in accordance with procedures established by the Committee, shall be controlling.

In the absence of such designation by the Participant, or in the absence of spousal approval and authorization as provided in this Section 8.4(b), or in the event of the death, prior to or simultaneous with the death of the Participant, of all Beneficiaries or Contingent Beneficiaries, as the case may be, to whom payments were to be made pursuant to a designation by the Participant, such payments or any balance thereof shall be paid to the Participant’s spouse or, if there is no surviving spouse, to the Participant’s estate, or, if there is no estate, according to the Illinois laws of descent and distribution.

(b)                              Spousal Consent Required. In the event a Participant designates a person other than his or her spouse as Beneficiary of any interests under this Plan, the

Participant’s spouse shall sign a notarized statement specifically approving such designation and authorizing the Committee to make payment of such interests in the manner provided in such designation.

(c)                               Death of Beneficiary. In the event of the death, subsequent to the death of the Participant, of a Beneficiary or Contingent Beneficiary, as the case may be, to whom such payments were to be made or were being made pursuant to a designation under this section, such payments or any balance thereof shall be paid to the estate of such Beneficiary or Contingent Beneficiary.

8.5                            TAXES AND OTHER CHARGES

To the extent permitted by law, if the whole or any part of a Participant’s Account shall become the subject of any federal, state or local tax which the Company shall legally be required to withhold or pay, the Company shall reduce an Account with respect to such tax paid.

8.6                            BENEFITS NOT ASSIGNABLE; OBLIGATIONS BINDING UPON SUCCESSORS

Before a Participant’s Account becomes distributable, benefits under this Plan and rights to receive the amounts credited to the Account of a Participant shall not be assignable or transferable and any purported transfer, assignment, pledge or other encumbrance or attachment of any payments or benefits under this Plan shall not be permitted or recognized. Obligations of the Company under this Plan shall be binding upon successors of the Company.

8.7                            ILLINOIS LAW GOVERNS; SAVING CLAUSE

The validity of this Plan or any of its provisions shall be construed and governed in all respects under and by the laws of the State of Illinois. If any provisions of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

8.8                            HEADINGS NOT PART OF PLAN

Headings and subheadings in this Plan are inserted for reference only, and are not to be considered in the construction of the provisions hereof.